Exhibit 10.17

REVISED OFFER

September 4, 2015

Jeff Kogl

Dear Jeff,

On behalf of Entellus Medical, I am pleased to extend to you an offer for employment as a Vice President of Business Development and Strategy directly reporting to me. You bring a skill set to this company that is essential to achieving our goals and I look forward to your contributions.

In this exempt, full-time position with Entellus you will be paid an annual salary of $275,000.00 payable in accordance with the company’s standard payroll policies (currently semi-monthly). You will also be eligible through the Entellus bonus program to earn a pro-rated bonus which has a target of 35% of your base salary.

We have also agreed to a one-time signing bonus of $40,000, payable on the first available payroll following your start date.  In the event you decide to voluntarily terminate your employment without good reason or Entellus terminates your employment due to performance within your first twelve months of employment, the signing bonus shall be repayable to the company on a pro-rated basis and deducted from your final paycheck.

You will also be eligible for a 6 month severance package in accordance with our standard Vice President Plan.  Furthers details will be provided after your start date.

You are also eligible for the benefit programs by Entellus Medical including medical, dental, life, disability, 401k, PTO, and paid holidays. All of this information will be reviewed with you during New Hire Orientation on your first day of employment.  Personal-Time-Off (PTO) will accrue monthly at a rate of 20 days per year.

Subject to board approval, you will also be granted a stock option for 100,000 shares at a price to be determined, by the Board, pursuant to a separate Stock Option Agreement that will be prepared after your first day of employment. The shares will vest over four years and are subject to a 1 year 25% cliff vesting.  The remaining options will vest on a monthly basis over the remaining 36 months of the agreement.  These options may be exercised up to 10 years from the date of grant, so long as you are a full-time employee of the company.

Enclosed you will find our standard Inventions Assignment, Confidentiality and Non-Competition Agreement which we would ask you to review carefully.  Please execute and return this Agreement to Debbie Kahl, Director of Human Resources, at your earliest convenience.  The agreement is required to be signed prior to your first day of employment, as the offer is contingent upon execution of the Agreement.

Our offer is also contingent upon the successful completion of a criminal background check.  After accepting our offer details will be sent to you on our background check process. If any adverse information is discovered through the background check process Debbie will be in touch with you to discuss steps you will need to take.

Your employment with Entellus Medical will be “at-will.”  This means that you may terminate the employment relationship at any time for any reason, with or without prior notice, and that Entellus retains the same right.  No contract of employment other than “at-will” is expressed or implied, either by this offer or by any oral or written statements made prior or after this offer.

This written offer of employment constitutes the entire understanding of the parties, supersedes all prior discussions, representations and understandings.

All of us at Entellus Medical look forward to you joining our team and the future contributions you will make to the organization.

Sincerely,

/s/ Robert S. White

Robert S. White

President & CEO

I accept Entellus Medical Inc.’s offer of employment and acknowledge the terms and conditions of employment.

Accepted by:   /s/ Jeff KoglDate:10/22/2015

Start date:     10/27/2015